Exhibit 10.1

[Executive Officer – Time-Based Vesting/Deferred Settlement]

NOTICE OF DEFERRED STOCK UNIT GRANT UNDER THE

XTANT MEDICAL HOLDINGS, INC. 2023 equity INCENTIVE PLAN

Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan (as may be amended from time to time, the “Plan”), hereby grants to the individual named below (the “Participant”) the number of Deferred Stock Units (as defined in the Plan) set forth below (the “Deferred Stock Units”). The Deferred Stock Units are subject to all of the terms and conditions set forth in this Notice of Deferred Stock Unit Grant (this “Grant Notice”), in the Deferred Stock Unit Award Agreement attached hereto (the “Award Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meaning set forth in the Plan. This Deferred Stock Units grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date.”

Participant:	[Insert Participant Name]

Grant Date:	[Insert Grant Date]

Total Number of
Deferred Stock Units:	[Insert Number of Underlying Shares], subject to adjustment as provided in the Plan.

Vesting Schedule:	Except as otherwise provided in Section 3 of the Award Agreement, the Deferred Stock Units will vest on a cumulative basis, over a four-year period as follows: (i) on the one-year anniversary of the Grant Date with respect to one-fourth of the number of shares of Common Stock subject thereto on the Grant Date, (ii) on the two-year anniversary of the Grant Date with respect to an additional one-fourth of the number of shares of Common Stock subject thereto on the Grant Date, (iii) on the three-year anniversary of the Grant Date with respect to an additional one fourth of the number of shares of Common Stock subject thereto on the Grant Date; and (iv) on the four-year anniversary of the Grant Date with respect to the remaining shares of Common Stock subject thereto on the Grant Date.

Settlement Date:	Except as otherwise provided in Section 4 of the Award Agreement, the vested Deferred Stock Units will be settled and the shares of Common Stock underlying the vested Deferred Stock Units will be issued following the earlier of (i) the Participant’s “Separation from Service” as defined in the Award Agreement; (ii) the Participant’s death; (iii) if checked below, the five-year anniversary of the Grant Date; and (iv) if checked below, the seven-year anniversary of the Grant Date.

If the Participant desires to settle the Deferred Stock Units upon the five- or seven-year anniversary of the Grant Date, check one of the boxes below:

☐ Five-year anniversary of Grant Date

☐ Seven-year anniversary of Grant Date

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The Participant must accept this Deferred Stock Unit grant by executing this Grant Notice in the space provided below and returning such original execution copy to the Company or otherwise indicating affirmative acceptance of the Deferred Stock Unit grant electronically pursuant to procedures established by the Company and/or its third party administrator. The undersigned Participant acknowledges that he or she has received a copy of this Grant Notice, the Award Agreement, the Plan and the Plan Prospectus. As an express condition to the grant of the Deferred Stock Units hereunder, the Participant agrees to be bound by the terms of this Grant Notice, the Award Agreement and the Plan. The Participant has read carefully and in its entirety the Award Agreement and specifically the acknowledgements in Section 7.9 thereof. This Grant Notice, the Award Agreement and the Plan set forth the entire agreement and understanding of the Company and the Participant with respect to the grant, vesting and administration of this Deferred Stock Units award and supersede all prior agreements, arrangements, plans and understandings. This Grant Notice (which includes the attached Award Agreement) may be executed in two counterparts each of which will be deemed an original and both of which together will constitute one and the same instrument.

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XTANT MEDICAL HOLDINGS, INC.		Participant

By:	[Name of Officer]	[Name of Officer Participant]
Title:	[Title of Officer]

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DEFERRED STOCK UNIT AWARD AGREEMENT

Pursuant to the Notice of Deferred Stock Unit Grant (the “Grant Notice”) to which this Deferred Stock Unit Award Agreement (this “Agreement”) is attached and which Grant Notice is included in and part of this Agreement, and subject to the terms of this Agreement and the Xtant Medical Holdings, Inc. 2023 Equity Incentive Plan (as may be amended from time to time, the “Plan”), Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and the Participant named in the Grant Notice (the “Participant”) agree as follows:

1. Incorporation of Plan; Definitions. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement or in the Grant Notice will have the same meanings as set forth in the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized by or is inconsistent with the terms of the Plan, the terms of the Plan will prevail. Pursuant to and in accordance with the terms of the Plan, the Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision will be final, binding and conclusive upon the Participant and his or her legal representatives in respect of any questions arising under the Plan or this Agreement. A copy of the Plan and the Plan Prospectus have been delivered to the Participant together with this Agreement.

2. Grant of Deferred Stock Units. The Company hereby grants to the Participant that number of Deferred Stock Units as set forth in the Grant Notice, subject to adjustment as provided in the Plan, and each of which, if vested pursuant to this Agreement, will be settled on the Settlement Date (as defined below) in one (1) share of Common Stock, subject to the terms, conditions and restrictions set forth herein and in the Plan. Reference in this Agreement to the Deferred Stock Units will be deemed to include the Dividend Equivalents with respect to such Deferred Stock Units as set forth in Section 4.2 of this Agreement.

3. Vesting; Forfeiture.

3.1 Service-Based Vesting Condition. Except as otherwise provided in this Section 3 or this Agreement or the Plan, the Deferred Stock Units will vest in the amounts and on the date(s) as indicated in the Vesting Schedule set forth in the Grant Notice (each a “Vesting Date”) and as set forth in this Agreement and in the Plan; provided, however, that the Participant remains continuously employed by or provides services to the Company or any Subsidiary through the applicable Vesting Date.

3.2 Change in Control. Except as otherwise provided in an Individual Agreement between the Company and the Participant, upon a Change in Control (as defined in an Individual Agreement between the Participant and the Company or if there is no such Individual Agreement or if it does not define Change in Control, then as defined in the Plan), the Deferred Stock Units will be subject to the provisions below.

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a. In the event of such a Change in Control, the surviving or successor organization (or a parent or subsidiary thereof) (the “Successor”) may continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 4.4 of the Plan). A substitute equivalent award must (i) have a value at least equal to the value of the Deferred Stock Units being substituted; (ii) be the same type of award as the Deferred Stock Units being substituted; (iii) be vested to the extent vested at the time of and as a result of the Change in Control; and (iv) have other terms and conditions (including vesting and effect of termination within one (1) year following a Change in Control) that are not less favorable to the Participant than the terms and conditions of the Deferred Stock Units being substituted, in each case, as determined by the Committee (as constituted prior to the Change in Control) in its sole discretion. If the Deferred Stock Units are continued, assumed or substituted by the Successor and within one (1) year following a Change in Control the Participant (i) is terminated by the Successor (or an Affiliate thereof) without Cause or (ii) the Participant resigns for Good Reason (as defined below), the Deferred Stock Units will vest and such vested Deferred Stock Units will be converted to Common Stock immediately thereafter in the amounts as indicated in the Grant Notice and as set forth in this Agreement and in the Plan as of the termination or resignation. For purposes of this Section 3.2(a), “Good Reason” means as defined in an Individual Agreement between the Participant and the Company but only if and to the extent such Good Reason constitutes “good reason” under Treas. Reg. Section 1.409A-1(n), or if there is no such Individual Agreement or if it does not define Good Reason, Good Reason means the assignment to the Participant of any duties materially inconsistent in any respect with the Participant’s position (including a material negative change regarding the Participant’s status, offices, titles or reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (but not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) existing immediately prior to the date of the Change in Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided, however, “Good Reason” will not be deemed to exist unless (a) written notice of termination on account thereof is given by the Participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; (b) if there exists (without regard to this clause (b)) an event or condition that constitutes Good Reason, the Company will have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition will not constitute Good Reason hereunder and (c) if not cured, the Participant must resign from employment for a Good Reason event or condition within sixty (60) days following the last day of the Company’s cure period. Any good faith determination of “Good Reason” made by the Committee will be conclusive. The Participant’s mental or physical incapacity following the occurrence of an event described in above clauses will not affect the Participant’s ability to terminate employment for Good Reason.

b. In the event of such a Change in Control, any Deferred Stock Units that are not continued, assumed or substituted with equivalent awards by the Successor pursuant to Section 3.2(a) above, the Deferred Stock Units, effective immediately prior to such Change in Control but conditioned upon the completion of such Change in Control, will be fully vested immediately thereafter.

3.3 Effect of Termination of Employment or Other Service. Except as otherwise provided below or in Section 13.4 or 13.5 of the Plan or in an Individual Agreement between the Company or any Subsidiary and the Participant, in the event the Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason, including for Cause, by reason of death, Disability or Retirement of the Participant, all outstanding but unvested Deferred Stock Units held by the Participant as of the effective date of such termination will be terminated and forfeited. Notwithstanding the foregoing, in the event the Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of the Participant’s death, a pro rata percentage of the unvested Deferred Stock Units scheduled to vest on the next applicable Vesting Date, with such proration based on the number of days during which the Participant was continuously employed by the Company or provided services to the Company or a Subsidiary beginning on the Grant Date, or if a Vesting Date has occurred, the most recent Vesting Date, and ending on the next applicable Vesting Date, multiplied by the number of unvested Deferred Stock Units that were scheduled to vest on the next applicable Vesting Date, will become immediately vested and shares of Common Stock will be settled under Section 4.1.

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3.4 Effect of Actions Constituting Cause or Adverse Action; Forfeiture or Clawback. The Deferred Stock Units are subject to the forfeiture provisions set forth in Section 13.5 of the Plan, including those applicable if the Participant is determined by the Committee to have taken any action that would constitute Cause or an Adverse Action and any forfeiture or clawback requirement under Applicable Law or any policy adopted from time to time by the Company.

4. Settlement; Issuance of Common Stock.

4.1 Timing and Manner of Settlement. Vested Deferred Stock Units will be converted to shares of Common Stock which the Company will issue and deliver to the Participant or the Participant’s estate, if applicable (either by delivering one or more certificates for such shares or by entering such shares of Common Stock in book entry form in the name of the Participant or depositing such shares for the Participant’s benefit with any broker with which the Participant has an account relationship or the Company has engaged to provide such services under the Plan, as determined by the Company in its sole discretion), following the earlier of the following events: (i) the Participant’s Separation from Service (as hereinafter defined); (ii) the Participant’s death; or (iii) if specified, the settlement date set forth in the Grant Notice (each, a “Payment Trigger” and such date of payment being the “Settlement Date”), subject to the following:

a. For Participants subject to United States federal income tax, shares of Common Stock will be issued within sixty (60) days following the Payment Trigger, and, for purposes of this Agreement, a “Separation from Service” shall occur upon the effective date of the Participant’s termination of employment or service with the Company (other than on account of death) provided such termination constitutes a “separation from service” as defined in Treas. Reg. §1.409A-1(h); and provided further that if the Participant is a “specified employee” of the Company, as defined in Treas. Reg. §1.409A-1(i), at the Participant’s Separation from Service, and settlement is on account of the Participant’s Separation from Service, the settlement shall be delayed until the earlier of the first day of the seventh month following the Participant’s Separation from Service and the Participant’s death. Payment of amounts under this Agreement (by issuance of shares of Common Stock or otherwise) is intended to comply with the requirements of Section 409A of the Code and this Agreement shall in all respects be administered and construed to give effect to such intent. The Committee in its sole discretion may accelerate or delay the settlement of any payment under this Agreement if and only to the extent allowed under Section 409A of the Code.

b. For Participants resident in countries other than the United States for income tax purposes and not subject to paragraph (a), above, shares of Common Stock or, in the sole discretion of the Company, cash, less any applicable tax withholdings required by law and pursuant to Section 6 of this Agreement, shall be made to the Participant no later than December 31 of the year following the calendar year that includes the Payment Trigger; and for the purposes of this Agreement, a “Separation from Service” shall mean the date the Participant retires or otherwise has a loss of employment with the Company.

4.2 Dividends Equivalents. The Deferred Stock Units are being granted with an equal number of Dividend Equivalents. Such Dividend Equivalents entitle the Participant to be credited with any amount equal to all cash dividends paid on one share of Common Stock for each Deferred Stock Unit while the corresponding Deferred Stock Unit is outstanding. Dividend Equivalents will be converted into additional Deferred Stock Units and will be subject to the same conditions and restrictions as the Deferred Stock Units to which they attach. The number of additional Deferred Stock Units to be received as Dividend Equivalents will be determined by dividing the cash dividend per share by the Fair Market Value of one share of Common Stock on the dividend payment date. Dividend Equivalents as to the Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Deferred Stock Units as to which the Dividend Equivalents relate.

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5. Rights of Participant.

5.1 Employment or Other Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time, nor confer upon the Participant any right to continue employment or service with the Company or any Subsidiary.

5.2 Rights as a Stockholder. The Participant will have no rights as, or privileges of, a stockholder of the Company, with respect to shares of Common Stock covered by the Deferred Stock Units unless and until the Participant becomes the holder of record of such shares of Common Stock issued in settlement of the Deferred Stock Units (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

5.3 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Participant in the Deferred Stock Units prior to the vesting, issuance or settlement of the Deferred Stock Units will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Deferred Stock Units other than in accordance with this Agreement and the Plan will be null and void and the Deferred Stock Units for which the restrictions have not lapsed will be forfeited and immediately returned to the Company.

6. Withholding Taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the Deferred Stock Units, including the grant, vesting or settlement of, or payment of Dividend Equivalents with respect to, the Deferred Stock Units, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to the Deferred Stock Units. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Participant to satisfy, in whole or in part, any withholding or employment related tax obligation in connection with the Deferred Stock Units by withholding shares of Common Stock issuable upon settlement of the Deferred Stock Units. When withholding shares of Common Stock for taxes is effected under this Agreement and the Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

7. Miscellaneous.

7.1 Governing Law. The validity, construction, interpretation, administration and effect of this Agreement and any rules, regulations and actions relating to this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.

7.2 Interpretation. Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on all parties.

7.3 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

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7.4 Notices. All notices, requests or other communications provided for in this Agreement must be made, if to the Company, to Xtant Medical Holdings, Inc., Attn: Chief Financial Officer, 664 Cruiser Lane, Belgrade, MT 59714, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company. All notices, requests or other communications provided for in this Agreement must be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

7.5 Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Deferred Stock Units by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line system established and maintained by the Company or a third party vendor designated by the Company.

7.6 Other Laws. The Company will have the right to refuse to issue to the Participant or transfer any shares of Common Stock subject to the Deferred Stock Units if the Company acting in its absolute discretion determines that the issuance or transfer of such shares might violate any Applicable Law.

7.7 Investment Representation. The Participant hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting and settlement of the Deferred Stock Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares of Common Stock will be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant will submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Participant of any shares of Common Stock subject to the Deferred Stock Units, the Participant will comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares of Common Stock and, in connection therewith, will execute any documents which the Company will in its sole discretion deem necessary or advisable.

7.8 Non-Negotiable Terms. The terms of this Agreement and the Deferred Stock Units are not negotiable, but the Participant may refuse to accept the Deferred Stock Units by notifying the Company’s Chief Financial Officer in writing within thirty (30) day after the Grant Date set forth in the Grant Notice.

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7.9 Acknowledgement by the Participant. In accepting the Deferred Stock Units, the Participant hereby acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan.

(b) The grant of the Deferred Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Deferred Stock Units, or benefits in lieu of Deferred Stock Units, even if Deferred Stock Units have been granted repeatedly in the past.

(c) All decisions with respect to future Deferred Stock Units award grants, if any, will be at the sole discretion of the Company.

(d) The Participant is voluntarily participating in the Plan.

(e) The award of Deferred Stock Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Participant’s employment contract, if any.

(f) The award of Deferred Stock Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary.

(g) Neither the award of Deferred Stock Units nor this Agreement will be interpreted to form an employment contract with the Company or any Subsidiary.

(h) The future value of the shares of Common Stock subject to the Deferred Stock Units is unknown and cannot be predicted with certainty and if the Deferred Stock Units vest and the shares of Common Stock become issuable in accordance with the terms of this Agreement, the value of those shares of Common Stock may increase or decrease.

(i) In consideration of the grant of the Deferred Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Deferred Stock Units or diminution in value of the Deferred Stock Units or shares of Common Stock acquired upon vesting of the Deferred Stock Units resulting from termination of employment by the Company (for any reason whatsoever and whether or not in breach of applicable labor laws) and the Participant hereby irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Deferred Stock Units, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j) In the event of termination of the Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the Deferred Stock Units and vest in the Deferred Stock Units under the Plan, if any, will terminate effective as of the date of termination of his or her active employment as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or any Subsidiary or mandated under local law and the Committee will have the sole discretion to determine the date of termination of the Participant’s active employment for purposes of the Deferred Stock Units.

(k) Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is the Company or any Subsidiary making any recommendations regarding the Participant’s participation in the Plan, acceptance of the Deferred Stock Units, acquisition of shares of Common Stock upon settlement of the Deferred Stock Units or any sale of such shares.

(l) The Participant has been advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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